Exhibit 10.14

SECOND AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This Second Amendment to Lease (this “Amendment”) dated April 7, 2017, is by and between DISCOVERY BUSINESS CENTER LLC, a Delaware limited liability company (“Landlord”), and GHOST MANAGEMENT GROUP, LLC, a Delaware limited liability company (“Tenant”).

II.	RECITALS.

On November 11, 2013, Landlord and Tenant entered into a lease for space in a building located at 41 Discovery, Irvine, California (“41 Discovery Premises” and “41 Discovery Building”), which lease was amended by a First Amendment to Lease dated January 27, 2016 (“First Amendment”), wherein Tenant added approximately 4,182 rentable square feet of space in a building located at 15420 Laguna Canyon Road, Suite 260, Irvine, California (“Laguna Canyon Premises” and “Laguna Canyon Building”). The foregoing lease, as so amended, is hereinafter referred to as the “Lease”.

Landlord and Tenant each desire to modify the Lease to add approximately 7,000 rentable square feet of space in a building located at 49 Discovery, Suite 200, Irvine, California, more particularly described on EXHIBIT A attached to this Amendment and herein referred to as the “49 Discovery Premises”, to adjust the Basic Rent and to make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A.        Premises/Building. Effective as of the “Commencement Date for the 49 Discovery Premises” (as hereinafter defined), the “Premises” under the Lease shall consist of the 41 Discovery Premises, the Laguna Canyon Premises and the 49 Discovery Premises (and references to Exhibit A to the Lease shall also include Exhibit A attached to the First Amendment and Exhibit A attached to this Amendment), and all references to the “Building” in the Lease shall be amended to refer to the three (3) buildings located at 41 Discovery, Irvine, California, 15420 Laguna Canyon Road, Irvine, California, and 49 Discovery, Irvine, California (“49 Discovery Building”), either collectively or individually as the context may reasonably require; provided, that, for the avoidance of doubt, Tenant’s obligations under the Lease and this Amendment with respect to the 49 Discovery Building shall only extend to Suite 200 located in the 49 Discovery Building and Tenant shall not have any obligations with respect to any of the other office space or areas located in or around the 49 Discovery Building (unless such areas constitute Common Areas as defined under the Lease, then Tenant’s obligations with respect to such Common Areas shall be as set forth in the Lease).

B.          Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.          Effective as of the Commencement Date for the 49 Discovery Premises, Item 2 shall be deleted in its entirety and substituted therefore shall be the following:

”2.     Premises: The Premises are more particularly described in Section 2.1.

Address of Buildings:	41 Discovery, Irvine, CA 92618
15420 Laguna Canyon Road, Suite 260, Irvine, CA 92618
49 Discovery, Suite 200, Irvine, CA 92618

Project Description:	Discovery Business Center

2.          Item 4 is hereby amended by adding the following:

’“Commencement Date for the 49 Discovery Premises” shall mean the earlier of (a) the date Tenant commences its regular business activities in the 49 Discovery Premises, or (b) June 1, 2017. Prior to Tenant’s taking possession of the 49 Discovery Premises, the parties shall memorialize on a form provided by Landlord the actual Commencement Date for the 49 Discovery Premises, provided that Tenant’s failure to execute that form shall not affect the validity of Landlord’s determination of said date.”

3.          Item 5 is hereby amended by adding the following:

“5. Lease Term as to the 49 Discovery Premises: The Term of this Lease as to the 49 Discovery Premises shall expire coterminously with the Term of the Lease as to the 41 Discovery Premises and the Laguna Canyon Premises, that is at midnight on February 28, 2019.”

4.          Item 6 is hereby amended by adding the following:

“Basic Rent for the 49 Discovery Premises:

Months of Term or Period for the 49 Discovery Premises	Monthly Rate Per Rentable Square Foot for the 49 Discovery Premises	Monthly Basic Rent (rounded to the nearest dollar) for the 49 Discovery Premises
Commencement Date for the 49 Discovery Premises to April 30, 2018	$2.25	$15,750.00
May 1, 2018 to Expiration Date	$2.35	$16,450.00

5.          Effective as of the Commencement Date for the 49 Discovery Premises, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:

“8. Floor Area of Premises: Approximately 56,002 rentable square feet, comprised of the following:

Floor Area of Laguna Canyon Premises: Approximately 4,182 rentable square feet

Floor Area of 41 Discovery Premises: Approximately 44,820 rentable square feet

Floor Area of 49 Discovery Premises: Approximately 7,000 rentable square feet

Floor Area of the Laguna Canyon Building: Approximately 50,562 rentable square feet

Floor Area of the 41 Discovery Building: Approximately 44,820 rentable square feet

Floor Area of the 49 Discovery Building: Approximately 54,720 rentable square feet”

6.          Item 9 is hereby deleted in its entirety and substituted therefore shall be the following:

“9. Security Deposit: $98,454.00”

7.          Effective as of the Commencement Date for the 49 Discovery Premises, Item 11 shall be deleted in its entirety and substituted therefor shall be the following:

“11. Parking: 239 parking spaces, together with the “Additional Parking” in accordance with the provisions set forth in Exhibit F attached to this Lease”

C.          Signs. Effective as of the Commencement Date for the 49 Discovery Premises, Section 5.2 of the Lease entitled “Signs”, shall be amended by adding the following:

“Landlord shall affix and maintain a sign (restricted solely to Tenant’s name as set forth herein or such other name as Landlord may consent to in writing) adjacent to the entry door of the 49 Discovery Premises, together with a directory strip listing Tenant’s name as set forth herein in the lobby directory of the 49 Discovery Building. Tenant shall not place or allow to be placed any other sign, decoration or advertising matter of any kind that is visible from the exterior of the 49 Discovery Premises.”

D.          Utilities and Services. Effective as of the Commencement Date for the 49 Discovery Premises, Exhibit C attached to the Lease, entitled “Utilities and Services”, as amended by Section III.C of the First Amendment, shall be further amended by adding the following:

“Tenant shall contract for and shall pay promptly, directly to the appropriate supplier, all charges for telephone, telecommunications service, and all other utilities, materials and services furnished at the request of Tenant for the 49 Discovery Premises during the Term of the Lease as to the 49 Discovery Premises, together with any taxes thereon. Landlord shall contract for and shall make a reasonable determination of Tenant’s proportionate share of the cost of water, gas, sewer, refuse pickup, electricity, interior janitorial services, HVAC services (other than “after hours” HVAC services described below), and any other utilities and services that are not separately metered to the 49 Discovery Premises, and Tenant shall pay such amount to Landlord, as an item of additional rent, within 10 days after delivery of Landlord’s statement or invoice therefor. Alternatively, Landlord may elect to include such cost in the definition of Project Costs in which event Tenant shall pay Tenant’s proportionate share of such costs in the manner set forth in Section 4.2. Tenant shall also pay to Landlord as an item of additional rent, within 10 days after delivery of Landlord’s statement or invoice therefor, Landlord’s “standard charges” (as hereinafter defined, which shall be in addition to the electricity charge paid to the utility provider) for “after hours” usage by Tenant of each HVAC unit servicing the 49 Discovery Premises. “After hours” shall mean usage of said unit(s) servicing the 49 Discovery Premises before 8:00 A.M. or after 6:00 P.M. on Mondays through Fridays, before 9:00 A.M. or after 1:00 P.M. on Saturdays, and all day on Sundays and nationally-recognized holidays, subject to reasonable adjustment of said hours by Landlord. “After hours” usage shall be determined based upon the operation of the applicable HVAC unit during each of the foregoing periods on a “non-cumulative” basis (that is, without regard to Tenant’s usage or nonusage of other unit(s) serving the 49 Discovery Premises, or of the applicable unit during other periods of the Term of the Lease as to the 49 Discovery Premises). As used herein, “standard charges” shall mean $25.25 for each hour of “after hours” use (inclusive of the applicable electricity charges paid to the utility provider).”

E.          Right to Extend the Lease. The provisions of Section 1 of Exhibit G attached to the Lease entitled “Right to Extend this Lease”, as amended by Section III.D of the First Amendment, shall remain in full force and effect and exercisable by Tenant in accordance with the terms of the Lease, as to the entire Premises.

F.          Security Deposit; First Month’s Rent. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver (i) the sum of $18,095.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease, and (ii) an installment in the amount of 1 full month’s Basic Rent, at the initial rate specified in Section III.B.4 of this Amendment, and one month’s estimated Tenant’s Share of Operating Expenses, which shall be applied against the Basic Rent and Operating Expenses first due hereunder as to the 49 Discovery Premises.

G.        Exterior Visibility. Other than Tenant’s permitted signs, Tenant shall not place or allow to be placed any other sign, decoration or advertising matter of any kind that is visible from the exterior of the 49 Discovery Premises. Any violating sign or decoration may be immediately removed by Landlord at Tenant’s expense without notice and without the removal constituting a breach of the Lease by Landlord or entitling Tenant to claim damages. The interior of the 49 Discovery Premises visible from the exterior must be maintained in a visually professional manner and consistent with a first class office building. Tenant shall not place any unsightly items (as determined by Landlord in its reasonable discretion) along the exterior glass line of the 49 Discovery Premises including, but not limited to, boxes and electrical and data cords.

H.        Rules and Regulations. Tenant acknowledges that Tenant’s covenant to comply with the Rules and Regulations attached to the Lease as Exhibit E, as the same may be amended from time to time by Landlord in accordance with the terms thereof, constitutes material consideration for Landlord’s agreement to enter into this Amendment for the lease by Tenant of the 49 Discovery Premises, and that repeated or persistent violations of the Rules and Regulations by Tenant or its employees, agents, or contractors, whether or not such violations are subsequently cured, will deprive Landlord of the benefits to which it is entitled under this Amendment and the Lease. Accordingly, should Tenant or any of its employees, agents, or contractors violate any of the Rules and Regulations promulgated by Landlord (including, without limitation, any Rules and Regulations pertaining to the smoking or vaping of marijuana or marijuana derivatives in or about the Premises, Building or Project) on 3 or more occasions in any 12-month period (with each such occasion described in a written notice delivered by Landlord to Tenant), whether or not such violations are subsequently cured by Tenant, Landlord shall have the right (i) to terminate Tenant’s lease of the 49 Discovery Premises upon 60 days’ prior written notice to Tenant, and/or (ii) to declare Tenant to be in Default under the Lease as it pertains to the provisions of Section 1 of Exhibit G to the Lease only, but not with respect to Section 14.2 of the Lease unless such violation is not timely and fully cured as provided in Section 14.1(d) of the Lease. Any such termination pursuant to the immediately preceding sentence shall not be in derogation of, or otherwise limit, any of Landlord’s remedies under the Lease or at law or in equity.

I.          Fitness Center. Landlord currently provides a fitness center in a building located at 47 Discovery, Irvine, California, and provided: (a) Tenant is not in Default under any provision of the Lease, and (b) Tenant’s employees execute Landlord’s standard waiver of liability form, then Tenant’s employees (the “Fitness Center Users”) shall be entitled to use said fitness center (the “Fitness Center”). The use of the Fitness Center shall be free of charge (with the exception of towel/laundry fees) during the initial Term of the Lease, and shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord. Landlord and Tenant acknowledge that the use of the Fitness Center by the Fitness Center Users shall be at their own risk and that the terms and provisions of Section 10.3 of the Lease and shall apply to Tenant and the Fitness Center User’s use of the Fitness Center. The costs of operating, maintaining and repairing the Fitness Center may be included as part of Operating Expenses. Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Fitness Center (or any other fitness facility) throughout the Term of the Lease, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify the Fitness Center. No expansion, contraction, elimination or modification of the Fitness Center, and no termination of Tenant’s or the Fitness Center Users’ rights to the Fitness Center shall entitle Tenant to an abatement or reduction in Basic Rent constitute a constructive eviction, or result in an event of default by Landlord under the Lease. Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or its employees or agents arising as a result of the use of the Fitness Center, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action, except, in each case, arising out of or relating to any gross negligence or willful misconduct of Landlord or any of its employees, contractors or agents. It is the intention of Tenant with respect to the Fitness Center to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence (but not gross negligence or willful misconduct). Tenant’s rights under this Section shall belong solely to Ghost Management Group, LLC, and any attempted assignment or transfer of such rights shall be void and of no force and effect.

J.          Conference Room. Landlord currently provides a conference room (the “Conference Room”) in the 49 Discovery Building, which is capable of accommodating groups of people for use by Building tenants (including Tenant) on a reserved basis. Tenant shall, subject to availability, have the use of the Conference Room subject to Landlord’s procedures and charges. The use of the Common Area Conference Room shall be subject to the reasonable rules and regulations (including rules regarding hours of use and priorities for the tenants of the particular building in which a Common Area Conference Room is located, set up and clean up charges, etc.) established from time to time by Landlord for the Common Area Conference Room. Landlord and Tenant acknowledge that the terms and provisions of Section 10.3 of the Lease shall apply to Tenant’s use of the Conference Room. Further, Landlord shall have no liability whatsoever with respect to the existence, condition (except, in each case, arising out of or relating to any gross negligence or willful misconduct of Landlord or any of its employees, contractors or agents) or availability of any Common Area Conference Room(s) nor shall Landlord have any obligation or availability of any Common Area Conference Room(s) nor shall Landlord have any obligation whatsoever to enforce or make reservations thereof, and Tenant hereby expressly waives all claims against Landlord with respect to the same. No expansion, contraction, elimination, unavailability or modification of the Common Area Conference Room(s), and no termination of or interference with Tenant’s rights to the Common Area Conference Room(s), shall entitle Tenant to an abatement or reduction in rent or constitute a constructive eviction or an event of default by Landlord under the Lease. Tenant’s rights under this Section shall belong solely to Ghost Management Group, LLC, and any attempted assignment or transfer of such rights shall be void and of no force and effect.

K.        Game Room. Landlord currently provides a game room (the “Game Room”) in a building located at 15440 Laguna Canyon Road, Irvine, California, for use by Building tenants (including Tenant). Tenant shall, subject to availability, have the use of the Game Room subject to Landlord’s procedures. The use of the Game Room shall be subject to the reasonable rules and regulations (including rules regarding hours of use and priorities for tenants who may reserve the Game Room for tenant functions (if Landlord agrees to allow the same), etc.) established from time to time by Landlord for the Game Room. Landlord and Tenant acknowledge that the terms and provisions of Section 10.3 of the Lease shall apply to Tenant’s use of the Game Room. Further, Landlord shall have no liability whatsoever with respect to the existence, condition (except, in each case, arising out of or relating to any gross negligence or willful misconduct of Landlord or any of its employees, contractors or agents) or availability of the Game Room, and Tenant hereby expressly waives all claims against Landlord with respect to the same. No expansion, contraction, elimination, unavailability or modification of the Game Room, and no termination of or interference with Tenant’s rights to the Game Room, shall entitle Tenant to an abatement or reduction in rent or constitute a constructive eviction or an event of default by Landlord under the Lease. Tenant’s rights under this Section shall belong solely to Ghost Management Group, LLC, and any attempted assignment or transfer of such rights shall be void and of no force and effect.

L.          Inter-Building Conduit. Tenant shall have the right to install data and/or telecommunications cabling within the existing underground conduit at the Project (the “Conduit”) between and among the 41 Discovery Building, the Laguna Canyon Building and the 49 Discovery Building for the purpose of facilitating Tenant’s data and telecommunications networking, subject to and upon the following conditions: (i) Tenant’s right to use and/or install cabling within the Conduit shall be subject to the availability, from time to time, of sufficient space therein, (ii) the installation by or for Tenant of any cabling within the Conduit shall be at Tenant’s sole risk and cost, and Landlord shall not be liable for any injury, loss, damage, cost, expense or liability that may occur or result in connection therewith, (iii) Tenant shall utilize a contractor either designated by, or otherwise reasonably acceptable to, Landlord to install any cabling within the Conduit, which contractor shall comply with Landlord’s construction rules for the Project, including without limitation Landlord’s standard insurance requirements, (iv) should Landlord determine in good faith at any time that any cabling installed within the Conduit by or for Tenant interferes with or other poses a risk to the normal functioning of Landlord’s cabling, systems, or other equipment, Landlord may require Tenant to make arrangements satisfactory to Landlord to remove or mitigate such risk or interference or, if Tenant either fails or is unable to make such satisfactory arrangements, to remove its cabling, (v) any cabling installed by Tenant within the Conduit shall be considered an “Alteration” pursuant to Section 7.3 of the Lease, and (vi) upon the expiration or sooner termination of the Lease, Tenant shall remove any cabling installed within the Conduit and all related equipment and facilities, and shall repair any damage caused thereby, all at Tenant’s sole cost and expense.

M.         Early Access. Landlord agrees that Tenant shall be permitted to enter the 49 Discovery Premises from and after the mutual execution of this Amendment and continuing until the Commencement Date for the 49 Discovery Premises in order that Tenant may install fixtures, furniture and cabling through Tenant’s own contractors subject to the following terms and conditions: (a) concurrently with the execution and delivery of this Amendment, and prior to any such early access by Tenant, Tenant shall deliver to Landlord the required certificate(s) of insurance and payments required hereunder; and (b) Tenant’s early access of the 49 Discovery Premises prior to the Commencement Date for the 49 Discovery Premises pursuant to this Section shall be subject to all of the covenants and conditions on Tenant’s part contained in the Lease (including, without limitation, the covenants contained in Sections 5.3, 6.1, 7.1, 7.3, 7.4, 10.1 and 10.3 of the Lease).

N.        Acceptance of the 49 Discovery Premises. Tenant acknowledges that the lease of the 49 Discovery Premises pursuant to this Amendment shall be subject to the acknowledgements set forth in Section 2.2 of the Lease, and shall be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever.

O.        Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Realty Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Newmark Grubb Knight Frank (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

IV.	GENERAL.

A.          Effect of Amendments. The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B.          Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.          Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D.         Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E.         Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F.         Certified Access Specialist. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.” If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the “CASp Report”) and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications or as required by law, subpoena or other legal process.

V.	EXECUTION.

LANDLORD:	TENANT:
DISCOVERY BUSINESS CENTER LLC,	GHOST MANAGEMENT GROUP, LLC,
a Delaware limited liability company	a Delaware limited liability company

By:	/s/ Steven M. Case	By:	/s/ Doug Francis
Printed Name: Steven M. Case		Printed Name: Doug Francis
Title: EVP Office Properties		Title: CEO

By:	/s/ Holly McManus
Printed Name: Holly McManus
Title: Vice President, Operations
Office Properties

EXHIBIT A

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